Exhibit 99.1

For Immediate Release	Contact:	Jeffery A. Bryson, ScanSource, Inc.
July 21, 2004		864.286.4305

SCANSOURCE ANNOUNCES NEW CREDIT FACILITY

GREENVILLE, S.C. – July 21, 2004 –ScanSource, Inc., {Nasdaq: SCSC}, a leading international value-added distributor of specialty technology products, announced today that it has entered into a 4-year $100 million multicurrency revolving credit facility. This facility has an accordion feature that allows the company to increase the revolving credit line up to an additional $50 million. This refinancing replaces the company’s $80 million US dollar revolving credit line. The lead arranger for the facility is BB&T Capital Markets, with Wachovia Bank, N.A. serving as co-arranger.

“This revolving credit facility gives ScanSource the ability to borrow in both domestic and foreign currencies, which gives us important flexibility in managing our world-wide business,” said Rich Cleys, chief financial officer, ScanSource, Inc.

“We’re pleased to continue our long-standing relationship with ScanSource,” said James C. Stallings, III, vice president, BB&T Capital Markets. “This credit facility increases their available borrowings internationally, targeting key areas in which ScanSource does business.”

“We are happy to be a major participant in the revolver, which should assist in the growth of ScanSource’s worldwide business,” said Thomas F. Snider, Vice President, Wachovia Bank, N.A.

About BB&T Capital Markets

BB&T Capital Markets provides corporate banking*, investment banking, institutional sales and trading, and equity research to corporations, governments and institutions. More information is available at www.BBandT.com/CapitalMarkets.

BB&T Capital Markets is a division of Scott & Stringfellow, Inc., a registered broker/dealer subsidiary of BB&T Corporation. Member NYSE/SIPC. *Corporate Banking Services, including the arrangement and syndication of senior credit facilities, are provided by Branch Banking and Trust Company.

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ScanSource Refinance

About Wachovia Bank, N.A.

Wachovia Corporation (NYSE:WB) is one of the largest providers of financial services to retail, brokerage and corporate customers throughout the East Coast and the nation, with assets of $418.4 billion, market capitalization of $58.3 billion and stockholders’ equity of $32.6 billion at June 30, 2004. Its four core businesses, the General Bank, Capital Management, Wealth Management, and the Corporate and Investment Bank, serve 12 million client relationships (including households and businesses), primarily in 11 East Coast states and Washington, D.C. Its full-service retail brokerage firm, Wachovia Securities, LLC, serves clients in 49 states. Global services are provided through 32 international offices. Online banking and brokerage products and services also are available through Wachovia.com.

About ScanSource, Inc.

ScanSource, Inc. is a leading international distributor of specialty technology products, including automatic identification and data capture (AIDC) and point-of-sale (POS) products through its ScanSource sales unit; Avaya voice, data and converged communications products through its Catalyst Telecom sales unit; and communications products from Intel and NEC through its Paracon sales unit.

The Company serves the North America marketplace and has an international segment, which sells AIDC and POS products in Latin America and Europe. Founded in 1992, the Company markets products from more than 80 technology manufacturers to over 15,000 value-added technology resellers and is committed to empowering them with tools and services designed to help them grow. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.

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